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December 22, 2000

Frank Fulton
720 Queen Anne Avenue N. #110
Seattle, WA 98109


Dear Frank:

We are pleased to confirm your offer of a promotion within N2H2, Inc. as Chief Operating Officer within our Executive Division effective January 1. You will be reporting directly to Peter Nickerson, CEO/President. You will be classified as an exempt employee and paid a base salary of $6,250, less lawful deductions, semi-monthly (which is equivalent to $150,000 on an annual basis).

You will be eligible to participate (with no cost) in a group health insurance plan (including coverage of your family). N2H2, Inc. will also provide you with a monthly parking pass in the Union Bank of California building.

You will accrue vacation time off with pay at the rate of 1.6 days per month (which is equivalent to 20 days on an annual basis) subject to N2H2, Inc.'s policies.

You will be granted 50,000 options, as part of your hiring package. These options will be granted at the fair market value (average of high and low) on the effective date and will have a four-year vesting period.

If N2H2, Inc. terminates your employment within 90 days of a Change in Control, N2H2, Inc. will pay you an amount as severance equal to six (6) months of your base monthly salary, less deductions. For purposes of this paragraph, "Change In Control" means the occurrence of any one of the following events:

               (i) any recapitalization, consolidation or merger of N2H2, Inc. in which the N2H2, Inc. is not the continuing or surviving entity or which contemplates that all or substantially all of the business and/or assets of the N2H2, Inc. shall be controlled by another person or entity other than the person or entity which controlled the N2H2, Inc. immediately prior to such recapitalization, consolidation or merger;

               (ii) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the N2H2, Inc.;

               (iii) approval by the members of the N2H2, Inc. of any plan or proposal for the liquidation or dissolution of the N2H2, Inc., unless such plan or proposal is abandoned within 60 days following such approval; or

               (iv) sale or other disposition by Peter H. Nickerson of his beneficial interest in the N2H2, Inc.

If your employment with N2H2, Inc. is terminated by the Company without Cause, the Company shall pay an amount as severance equal to six (6) months of your base monthly salary, less deductions.




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This letter is not an offer of employment for any specific period of time. Your employment at N2H2, Inc. will be terminable "at-will", which means that you may terminate your employment at N2H2, Inc. at any time, with or without notice, for any reason you believe is appropriate. Similarly, N2H2, Inc. may terminate your employment at any time, with or without notice, for any reason it, in its sole discretion, believes is appropriate.

We are convinced that your background and professional experience will significantly enhance our ability to attain our goals. We are equally confident that you will find us offering the kinds of challenges and responsibilities that you will enjoy, along with an environment that will enhance your professional growth. If you find the heretofore-described terms agreeable, please sign and return an original copy of this letter by Wednesday, December 27, 2000.

We look forward to continuing our working relationship with you in this new capacity and are excited for the upcoming opportunities for N2H2, Inc.

If you have questions, please contact me at 206.834.1770.




Sincerely,


/s/ Amanda Spraker
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Amanda Spraker
Human Resources Director
N2H2, Inc.



Offer Accepted By:

Frank Fulton  /s/ Frank Fulton                        Date  12  / 22  / 2000
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